EXHIBIT 12.1--Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Foamex                                                            Year ended                       Pro Forma
------                                       ----------------------------------------------------  ----------
                                                                                                   Year Ended
                                               1993     1994        1995        1996       1997       1997
                                             -------   -------    --------    --------    -------  ----------
                                             (Dollars in thousands, except ratios)
Ratio of earnings to fixed charges
Consolidated pretax income (loss)
  from continuing operations ...........     $(7,665)  $44,536    $(46,721)   $ 61,363    $ 1,405    $  4,192
Interest ...............................      47,375    41,352      44,550      43,211     44,550      60,443
Interest portion of rental expense .....       3,867     4,533       4,533       3,767      3,397       5,964
Amortization of Capitalized Interest ...          67       108         152         171        171         171
                                             -------   -------    --------    --------    -------    --------
Earnings ...............................     $43,644   $90,709    $  2,514    $108,512    $49,523    $ 70,770
                                             =======   =======    ========    ========    =======     =======
Interest ...............................     $47,375   $41,532    $ 44,550    $ 43,211    $44,550    $ 60,443
Interest portion of rental expense .....       3,867     4,533       4,533       3,767      3,397       5,964
Capitalized Interest ...................         425       576         468          --        461         461
                                             -------   -------    --------    --------    -------    --------
Fixed charges ..........................     $51,667   $46,641    $ 49,551    $ 46,978    $48,408    $ 66,868
                                             =======   =======    ========    ========    =======    ========
Ratio of earnings to fixed charges .....                  1.94                    2.31       1.02        1.06
                                                       =======                ========    =======    ========
Defiency ...............................     $ 8,023              $ 47,037
                                             =======              ========
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